Exhibit 99.1

Questcor Reports Fourth Quarter and Full Year 2013 Financial Results

- Fourth Quarter Net Sales $243 Million; Increase 51% Year-over-Year -

- Fourth Quarter GAAP EPS of $1.44, Non-GAAP EPS of $1.67 up 53% -

- Full Year 2013 Net Sales $799 Million; Increase 57% Year-over-Year -

- Full Year GAAP EPS of $4.76, Non-GAAP EPS of $5.48 up 65% -

- Rheumatology Largest Growth Contributor –

- Approximately One Million Shares Repurchased in Fourth Quarter -

ANAHEIM, Calif., February 25, 2014 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the fourth quarter and full year ended December 31, 2013.

	Three Months Ended 12/31/13	Three Months Ended 12/31/12	Percentage Change
Net Sales	$242.9 Million	$160.5 Million	51%
GAAP Diluted EPS	$1.44	$1.03	40%
Non-GAAP Diluted EPS	$1.67	$1.09	53%

	Year Ended 12/31/13	Year Ended 12/31/12	Percentage Change
GAAP Net Sales	$798.9 Million	$509.3 Million	57%
Non-GAAP Net Sales	$810.4 Million	$509.3 Million	59%
GAAP Diluted EPS	$4.76	$3.14	52%
Non-GAAP Diluted EPS	$5.48	$3.33	65%

Net sales for the fourth quarter ended December 31, 2013 were $242.9 million, up 51 percent from $160.5 million in the fourth quarter of 2012. The increase was driven by the expanded usage of H.P. Acthar® Gel (repository corticotropin injection) in multiple therapeutic areas. The most significant increase in net sales was driven by rheumatologists prescribing Acthar for patients suffering from dermatomyositis, polymyositis, rheumatoid arthritis, and systemic lupus erythematosus. The increase in net sales was also driven by the increased prescribing of Acthar by nephrologists in the treatment of proteinuria associated with nephrotic syndrome (NS) and by neurologists in the treatment of multiple sclerosis (MS) relapses and infantile spasms (IS). BioVectra, the Company’s specialty manufacturing subsidiary which Questcor acquired in January 2013, had net sales of $12.6 million in the fourth quarter of 2013. GAAP earnings for the fourth quarter of 2013 were $1.44 per diluted common share, up 40 percent from the year ago quarter. Fourth quarter 2013 non-GAAP earnings per share were $1.67, an increase of 53 percent from the prior year period driven by non cash and one time related items as outlined in the Non-GAAP Adjusted Financial Disclosure attached to the Consolidated Statement of Income.

Questcor shipped 8,100 vials of Acthar during the fourth quarter of 2013 compared to 6,330 vials in the year ago quarter. For the full year of 2013, Questcor shipped 28,112 vials of Acthar compared to 20,741 vials in 2012. As the Company has previously disclosed, quarterly vial shipments are subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

“In 2013, Acthar net sales grew in all therapeutic areas, with the biggest growth occurring in rheumatology,” said Don M. Bailey, President and CEO of Questcor. “At the same time, the body of evidence related to Acthar expanded from investments in multiple company-sponsored clinical and non-clinical studies, as well as our ongoing support for investigator-initiated studies. In addition, we began diversifying and globalizing our business while still returning substantial cash to shareholders.”

“As we turn to 2014, our highest priority is to continue our commercial momentum, while further building the body of scientific evidence for Acthar and actively exploring various strategic alternatives,” continued Mr. Bailey. “Management is working closely with the Board’s newly formed Strategic Advisory Committee to support the Company’s investigation and evaluation of potential strategies to use its future potential cash flow to generate long-term growth and value for shareholders, patients and the healthcare community.”

“New paid prescriptions for Acthar continued to be strong across all of our markets, and grew about 30% in the fourth quarter from the year ago period to approximately 2,450 to 2,500,” commented Steve Cartt, Chief Operating Officer of Questcor. “Prescribing of Acthar in the FDA-approved rheumatology-related indications of dermatomyositis, polymyositis, lupus and rheumatoid arthritis remained strong with 540 to 550 new paid Acthar prescriptions in the fourth quarter, up about 20% from the third quarter. Notably, rheumatology prescriptions now account for nearly 30% of total Acthar business after only our third full quarter of educating rheumatologists on Acthar.”

Mr. Cartt continued, “There were also 390 to 400 new paid prescriptions for NS in the quarter, up about 5% year-over-year. Net sales resulting from NS prescriptions currently account for approximately a third of our Acthar business. During the fourth quarter there were also 1,345 to 1,355 new paid prescriptions for MS relapse patients, up about 9% year-over-year. Net sales generated from MS relapse prescriptions currently represent over 25% of our Acthar business. There were also 180 to 185 new paid prescriptions for IS during the quarter, an increase of 3% year-over-year, but down significantly from the prior quarter.”

“Regarding our newest commercial endeavor, in January we fielded a small pilot sales force to educate pulmonologists about Acthar in the treatment of respiratory manifestations of symptomatic sarcoidosis, an orphan inflammatory disease with high unmet medical need for which Acthar is FDA-approved. While still very early in this pilot selling effort, we have already begun to see encouraging results and look forward to providing further updates in the coming months,” concluded Mr. Cartt.

The Company believes that insurance coverage for Acthar continues to remain favorable, when Acthar is prescribed for patients in need of an FDA-approved treatment alternative.

To allow comparable analysis, the Company has defined “new paid” prescriptions in the above paragraphs to include prescriptions covered by commercial carriers, Medicare, Medicaid and Tricare in all periods regardless of the rebate percentage applicable in those periods. The numbers are based on internal company estimates.

Full Year Financial Results

Net sales for the full year of 2013 were $798.9 million, with BioVectra contributing $37.6 million. Net sales for the full year of 2013 include the effect in the second quarter of the Company’s decision to accrue, based on information received in the second quarter, an incremental Medicaid rebate liability of $11.5 million related to Questcor’s 2001 entry into the Medicaid system subsequent to Questcor’s acquisition of Acthar in 2001. The incremental liability covers periods from 2002 to 2009. Due to health care legislation passed in early 2010, there is no incremental liability for periods subsequent to 2009. On a non-GAAP basis, excluding this charge, net sales for 2013 were $810.4 million, up 59% from $509.3 million in the full year of 2012. GAAP earnings for the full year of 2013 were $4.76 per diluted common share, compared to $3.14 per diluted common share for the comparable period of 2012.

Research and Development Progress

Research and development (R&D) investment increased 62% to $19.6 million in the three months ended December 31, 2013, as compared to $12.1 million for the year ago period. R&D investments were $59.7 million for the full year of 2013, as compared to $34.3 million for the year ago period. The increased R&D investment reflects the Company’s efforts to further clarify the potential immune-modulating properties of Acthar and Synacthen (the product licensed from Novartis) and identify mechanisms of action applicable to other inflammatory and auto-immune diseases with high unmet medical need. The Company is also identifying new patient populations in which to evaluate Acthar and Synacthen through clinical studies. Questcor is funding research and development, both in-house and through independent physician sponsored studies, for the following:

New Indications for Label Enhancement Programs:

•	Acute Respiratory Distress Syndrome (ARDS): Site selection has been initiated for a Phase 2 study to explore the safety and efficacy of Acthar in patients with ARDS. ARDS is an acute life threatening lung condition that can result from pulmonary and non-pulmonary infections or a multitude of other serious conditions.

•	Amyotrophic Lateral Sclerosis (ALS): Patient enrollment has been completed in a company-sponsored dose-ranging Phase 2 clinical trial to evaluate the safety and tolerability of Acthar in patients with ALS, often referred to as Lou Gehrig’s disease. ALS is a life-threatening, progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord.

•	Diabetic Nephropathy: Enrollment continues in a company-sponsored Phase 2 trial to evaluate the efficacy and safety of Acthar in patients with diabetic nephropathy, one of the most common causes of end-stage renal disease in the United States.

Research Regarding Approved Indications:

•	Idiopathic Membranous Nephropathy: Enrollment continues in a company-sponsored Phase 4 trial in idiopathic membranous nephropathy. Patients enrolled in this study are refractory, or non-responsive, to current standard therapies or have relapsed after partial remission on current standard therapies.

•	Lupus: Enrollment continues in a company-sponsored multi-site Phase 4 company-sponsored clinical trial to evaluate the efficacy and safety of daily Acthar administration over a 6-month period in patients with persistently active lupus.

Preclinical work related to the evaluation of a select group of potential Synacthen indications is in progress. Questcor will provide further updates on this development program in future communications.

Cash, Share Repurchase Program and Dividends

As of February 21, 2014, Questcor had cash, cash equivalents and short-term investments of $379 million, including restricted cash of $75 million set aside to secure certain post-closing payment obligations related to Questcor’s acquisition of Synacthen. During the fourth quarter of 2013, Questcor used $53.1 million in cash to repurchase 960,000 shares of its common stock in open market transactions, at an average price of $55.26 per common share. As of December 31, 2013, there are approximately 5.3 million shares authorized remaining under the stock repurchase plan. Diluted shares outstanding for the three months ended December 31, 2013 were 62.3 million shares.

The Company announced on February 14, 2014 that its Board of Directors declared a quarterly cash dividend of $0.30 per share ($1.20 per share on an annual basis). The dividend will be paid on or about April 25, 2014 to shareholders of record at the close of business on April 18, 2014. Questcor currently intends to pay regular quarterly cash dividends for the foreseeable future.

2013 Corporate Highlights

•	Approximately 7,400 patients with serious diseases were treated with Acthar by approximately 3,000 physicians.

•	Questcor acquired BioVectra, providing the Company with third party manufacturing capabilities and enabling Questcor to further secure the manufacturing process trade secrets surrounding Acthar.

•	Questcor acquired the rights to develop Synacthen and Synacthen Depot in the U.S. Subject to certain closing conditions, Questcor also acquired rights to Synacthen® and Synacthen Depot® in certain countries outside the U.S.

•	The Company completed hiring and training its Rheumatology Sales Force and began the process of educating rheumatologists about the several FDA-approved rheumatology indications on the Acthar label. Questcor also initiated a pilot commercialization effort in pulmonology.

•	Questcor initiated company-sponsored, multi-center clinical trials in Amyotrophic Lateral Sclerosis (ALS) and Acute Respiratory Distress Syndrome (ARDS). Questcor also provided financial grantsto an increased number of investigator-initiated studies, some of which have resulted in important publications in peer-reviewed journals. The Company also began preclinical work on Synacthen, its first non Acthar U.S. pipeline program.

•	The Board of Directors of Questcor formed two new committees. The Science Committee is charged with providing advice and counsel on all of the Company’s scientific and R&D efforts. The Strategic Advisory Committee was formed to help management’s investigation and evaluation of strategic alternatives, including business development opportunities, partnering, in-licensing, acquisitions, mergers, other strategic transactions and financial transactions.

•	Questcor also continued to demonstrate its commitment to returning capital to shareholders, by returning over $100 million to shareholders through dividend payouts, which were increased twice during 2013, and through share repurchases.

Following the end of the fourth quarter of 2013:

•	On February 5, 2014, Questcor strengthened its management team with the appointment of Rajesh (Raj) Asarpota as the Company’s new Chief Financial Officer, effective February 17, 2014. Michael H. Mulroy, the Company’s prior CFO, was appointed Executive Vice President, Strategic Affairs and General Counsel, to spend increased time on the Company’s initiative to investigate and evaluate potential strategic transactions to enhance shareholder value.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the following on-label indications of:

•	Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who have proteinuria and suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•	Rheumatology Related Conditions: Acthar is approved for the following rheumatology related conditions: (i) Collagen Diseases: Acthar is indicated “during an exacerbation or as maintenance therapy in selected cases of systemic lupus erythematosus, systemic dermatomyositis (polymyositis)” and (ii) Rheumatic Disorders: Acthar is indicated as “adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

•	Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

Non-GAAP Financial Measures

The Company believes it is important to share non-GAAP financial measures with investors as these measures may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of the disclosure of these non-GAAP financial measures. Non-GAAP financial measures should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP financial measures. The reconciliation between GAAP and Non-GAAP financial measures are provided with the financial tables included with this release.

Conference Call and Webcast Details

The Company will host a conference call and slide presentation via webcast today, February 25, 2014, at 4:30 p.m. ET/ 1:30 p.m. PT. The call can be accessed three ways:

•	By webcast: At Questcor’s investor relations website, http://ir.questcor.com/.

•	By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S. is (877) 354-0215. For participants outside the U.S., the dial-in number is (253) 237-1173.

•	By audio replay: A replay of the conference call will be available for seven business days following conclusion of the live call. The telephone dial-in number for U.S. participants is (855) 859-2056. For participants outside the U.S., the replay dial-in number is (404) 537-3406. The replay access code for all callers is 55826448.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to receive high reimbursement levels from third party payers;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of additional competitive products;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, rheumatology-related conditions, MS, or IS, and our ability to develop other therapeutic uses for Acthar;

•	Research and development risks, including risks associated with Questcor’s work in the area of NS and Lupus, efforts to develop and obtain FDA approval of Synacthen, our reliance on third-parties to conduct research and development, our ability to conduct our own clinical trial research and development projects, and the ability of research and development to generate successful results;

•	The results of any pending or future litigation, investigations or claims, including government investigations and private securities litigation;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, planned international expansion, and our reliance on key personnel;

•	Our ability to successfully identify, acquire or integrate acquisition targets or other business combinations;

•	Our ability to integrate the BioVectra business with our business and to manage, and grow, a contract manufacturing business;

•	Our ability to comply with foreign regulations related to the operation of BioVectra’s business and the international sales of Synacthen;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our trade secrets and other proprietary rights;

•	The risk of product liability lawsuits;

•	Our ability to successfully enter into, and operate in, international markets;

•	The risk of unfavorable changes in currency exchange rates;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price;

•	Our ability and willingness to continue to pay our quarterly dividend or make future increases in our quarterly dividend; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Investor and Media Relations

714-497-4899

IR2@Questcor.com

QUESTCOR PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except net income per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue
Pharmaceutical net sales	$230,234	$160,532	$761,347	$509,292
Contract manufacturing net sales	12,647	—	37,582	—

Net sales	242,881	160,532	798,929	509,292
Cost of sales (exclusive of amortization of purchased technology and IPR&D asset)	20,921	9,156	74,365	28,555

Gross profit	221,960	151,376	724,564	480,737
Operating expenses:
Selling and marketing	38,784	33,051	152,856	114,139
General and administrative	15,305	11,175	56,408	33,596
Research and development	19,603	12,122	59,730	34,269
Depreciation and amortization	976	268	4,055	1,219
Change in fair value of contingent consideration	10,958	—	10,958	—
Impairment of goodwill and intangibles	—	—	719	987

Total operating expenses	85,626	56,616	284,726	184,210

Income from operations	136,334	94,760	439,838	296,527
Interest and other income (expense), net	2,488	167	(298)	703

Income before income taxes	138,822	94,927	439,540	297,230
Income tax expense	48,839	32,987	146,931	99,555

Net income	$89,983	$61,940	$292,609	$197,675

Net income per share:
Basic	$1.51	$1.07	$4.99	$3.28

Diluted	$1.44	$1.03	$4.76	$3.14

Shares used in computing net income per share:
Basic	59,406	58,009	58,616	60,243

Diluted	62,280	60,266	61,447	63,045

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income	$103,697	$65,705	$336,514	$209,644
Share-based compensation expense (1)	(5,358)	(3,590)	(19,149)	(10,502)
Depreciation and amortization expense (2)	(3,171)	(175)	(9,439)	(811)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(4,076)	—	(4,912)	—
Other non-cash expense (income) related to acquisition of Synacthen (4)	(1,109)	—	(2,267)	—
Change in accounting estimate (5)	—	—	(7,659)	—
Impairment of goodwill and intangibles (6)	—	—	(479)	(656)

Net income – GAAP	$89,983	$61,940	$292,609	$197,675

Adjusted net income per share – basic	$1.75	$1.13	$5.74	$3.48
Share-based compensation expense (1)	(0.09)	(0.06)	(0.33)	(0.17)
Depreciation and amortization expense (2)	(0.05)	(0.00)	(0.16)	(0.01)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(0.07)	—	(0.08)	—
Other non-cash expense (income) related to acquisition of Synacthen (4)	(0.02)	—	(0.04)	—
Change in accounting estimate (5)	—	—	(0.13)	—
Impairment of goodwill and intangibles (6)	—	—	(0.01)	(0.01)

Net income per share – basic	$1.51	$1.07	$4.99	$3.28

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted net income per share – diluted	$1.67	$1.09	$5.48	$3.33
Share-based compensation expense (1)	(0.09)	(0.06)	(0.31)	(0.17)
Depreciation and amortization expense (2)	(0.05)	(0.00)	(0.15)	(0.01)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(0.07)	—	(0.08)	—
Other non-cash expense (income) related to acquisition of Synacthen (4)	(0.02)	—	(0.04)	—
Change in accounting estimate (5)	—	—	(0.12)	—
Impairment of goodwill and intangibles (6)	—	—	(0.01)	(0.01)

Net income per share – diluted	$1.44	$1.03	$4.76	$3.14

Pharmaceuticals net sales	$230,234	$160,532	$761,347	$509,292
Contract manufacturing net sales	12,647	—	37,582	—

Consolidated net sales	242,881	160,532	798,929	509,292
Medicaid adjustment	—	—	11,500	—

Adjusted consolidated net sales	$242,881	$160,532	$810,429	$509,292

Notes to Reconciliation of Non-GAAP Adjusted Financial Disclosure

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Share-based compensation expense.

2. Depreciation and amortization expense, including amortization expense on our purchased intangibles.

3. Expense associated with the net present value adjustment on our contingent consideration.

4. Expense associated with the net present value adjustment on the R&D liability in conjunction with acquisition of Synacthen.

5. Medicaid adjustment for prior period 2002 – 2009.

6. Impairment of purchased technology related to our acquisition of Doral.

QUESTCOR PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(unaudited)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$175,840	$80,608
Short-term investments	69,166	74,705
Total cash, cash equivalents and short-term investments	245,006	155,313
Accounts receivable, net of allowances for doubtful accounts of $475 and $0 at December 31, 2013 and December 31, 2012, respectively	87,069	61,417
Inventories, net of allowances of $1,329 and $52 at December 31, 2013 and December 31, 2012, respectively	16,368	9,909
Restricted cash - current portion	25,000	—
Prepaid expenses and other current assets	7,124	4,900
Deferred tax assets	16,209	5,737
Total current assets	396,776	237,276
Property and equipment, net	31,733	2,073
Purchased technology, net	—	1,493
Goodwill	20,464	—
In process R&D asset	191,451	—
Intangibles and other non current assets	30,131	—
Restricted cash	50,000	—
Deposits and other assets	389	70
Deferred tax assets	15,410	11,519
Total assets	$736,354	$252,431
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,302	$13,069
Accrued compensation	16,489	21,300
Sales-related reserves	35,370	37,376
Accrued royalties	35,163	9,802
Dividend payable	18,093	—
Current portion of contingent consideration	4,238	—
Current portion of in process R&D liability	25,000	—
Income taxes payable	3,693	7,360
Current portion of long-term debt	1,665	—
Other accrued liabilities	7,159	1,492
Total current liabilities	161,172	90,399
Long-term debt, less current portion	13,998	—
Contingent consideration	33,224	—
In process R&D liability	115,066	—
Non current deferred tax liability	10,569	—
Other non current liabilities	2,961	203
Total liabilities	336,990	90,602
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value, 5,334,285 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 60,137,758 and 58,544,206 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	30,386	15,938
Retained earnings	372,231	145,851
Accumulated other comprehensive income (loss)	(3,253)	40
Total shareholders’ equity	399,364	161,829
Total liabilities and shareholders’ equity	$736,354	$252,431

QUESTCOR PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Years Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities
Net income	$292,609	$197,675	$79,591
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	28,753	15,792	7,326
Deferred income taxes	(14,849)	241	(4,896)
Amortization of investments	412	1,330	1,250
Depreciation and amortization	14,172	1,219	1,044
Impairment of goodwill and intangibles	719	987	299
Loss on disposal of property and equipment	95	72	11
Changes in fair value of contingent consideration	6,429	—	—
Imputed interest for contingent consideration and in-process R&D	4,529	—	—
Other compensation expense	1,892
Changes in operating assets and liabilities:
Accounts receivable	(19,155)	(33,616)	(16,673)
Inventories	4,577	(4,683)	(1,500)
Prepaid income taxes	—	6,940	(3,408)
Prepaid expenses and other current assets	(1,335)	(1,509)	(1,527)
Accounts payable	(589)	7,566	1,634
Accrued compensation	(4,811)	9,710	7,432
Accrued royalties	25,361	5,463	3,030
Sales-related reserves	(2,006)	3,257	12,608
Income taxes payable	(3,667)	7,360	—
Other accrued liabilities	3,307	1,317	(504)
Other non-current liabilities	1,335	(84)	(118)
Net cash provided by operating activities	337,778	219,037	85,599
Cash Flows From Investing Activities
Purchase of short-term investments	(120,645)	(145,384)	(162,301)
Proceeds from the sale and maturities of short-term investments	125,737	191,105	112,636
Purchase of property, equipment and leasehold improvements	(3,536)	(1,065)	(1,823)
Restricted cash associated with the acquisition of Synacthen	(75,000)	—	—
Acquisition of BioVectra, net of cash acquired	(46,692)	—	—
Acquisition of Synacthen	(60,000)	—	—
Proceeds from sale of Doral	700	—	—
Changes in deposits and other assets	2,119	(14)	9
Net cash (used in) / provided by investing activities	(177,317)	44,642	(51,479)
Cash Flows From Financing Activities
Repayment of funded long-term debt	(1,219)	—	—
Repayment of other long-term debt	(491)	—	—
Income tax benefit realized from share-based compensation plans	22,809	7,488	17,712
Issuance of common stock, net	15,940	6,335	6,582
Dividends paid	(48,136)	(23,533)	—
Repurchase of common stock	(53,054)	(261,830)	(11,453)
Net cash (used in) / provided by financing activities	(64,151)	(271,540)	12,841

Impact of exchange rate on cash flows	(1,078)	—	—
Increase (decrease) in cash and cash equivalents	95,232	(7,861)	46,961
Cash and cash equivalents at beginning of year	80,608	88,469	41,508
Cash and cash equivalents at end of year	$175,840	$80,608	$88,469
Supplemental disclosures of Cash Flow Information:
Cash paid for interest	$704	$23	$16
Cash paid for income taxes	$141,515	$77,556	$25,278
Supplemental disclosures of Investing and Financing Activities:
Dividend payable	$18,093	$11,691	$—
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligation	$—	$31	$34
In conjunction with the acquisition of BioVectra at January 18, 2013:
Incremental fair value of assets acquired, net	$80,698
Less: fair value of contingent consideration	(30,383)
	50,315
Loss on foreign exchange rate	488
Total cash paid for acquisition of BioVectra	$50,803